Exhibit 99.1

For immediate release August 10, 2007	Eric R. Graef Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR THE
SECOND QUARTER AND FIRST SIX MONTHS OF 2007
➢	Net income increased 7% for the second quarter and 25% for the first six months

➢	Net sales increase 14% for the quarter and 11% for the first six months

➢	Earnings per diluted share increased 13% for the quarter and 32% for the first six months
Mayfield Village, Ohio, August 10, 2007 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2007.
Net income for the quarter ended June 30, 2007 increased 7% to $3,816,000, or $.70 per diluted share, compared to $3,551,000, or $.62 per diluted share, for the comparable period in 2006. Net sales in the second quarter 2007 were $63,753,000, an increase of 14% from last year’s $56,098,000.
Net income for the six months ended June 30, 2007 increased 25% to $7,534,000, or $1.39 per diluted share, compared to the prior year’s $6,050,000, or $1.05 per diluted share. Net sales increased 11% to $120,284,000 for the first six months of 2007 compared to $108,733,000 in 2006.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Currency favorably impacted sales by $3.2 million for the year and $2.2 million for the quarter, but had little impact on net income. The improvement in sales was driven by a strong domestic energy market. The increased volume enabled us to leverage our manufacturing expenses and improve profitability despite continued rising material costs.”
The Company is delaying the filing of its Form 10-Q with the Securities and Exchange Commission for the second quarter of 2007 until it completes a new assessment of its reportable segments. It’s possible that the number of the Company’s reportable segments may increase. This increase would be shown in the Company’s second quarter Form 10-Q. If the number of

PAGE 2 / PLP ANNOUNCES SECOND QUARTER RESULTS
segments increases, the Company will file an amendment to the Company’s first quarter Form 10-Q to include the additional reportable segments. Any conclusion regarding the Company’s reportable segments and related disclosure will have no impact on the consolidated balance sheets or on the statements of consolidated income and cash flow.
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2007. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)

	Three month periods ended June 30,		Six month periods ended June 30,
In thousands, except per share data	2007	2006	2007	2006

Net sales	$63,753	$56,098	$120,284	$108,733
Cost of products sold	42,691	37,652	80,314	73,816

GROSS PROFIT	21,062	18,446	39,970	34,917

Costs and expenses
Selling	6,618	5,630	12,581	11,397
General and administrative	6,549	5,871	12,365	11,667
Research and engineering	2,058	2,006	4,004	3,879
Other operating expenses — net	104	121	290	182

	15,329	13,628	29,240	27,125

Royalty income — net	761	371	1,142	717

OPERATING INCOME	6,494	5,189	11,872	8,509

Other income (expense)
Interest income	269	353	574	755
Interest expense	(132)	(133)	(297)	(235)
Other expense — net	(7)	(15)	(13)	(34)

	130	205	264	486

INCOME BEFORE INCOME TAXES	6,624	5,394	12,136	8,995

Income taxes	2,808	1,843	4,602	2,945

NET INCOME	$3,816	$3,551	$7,534	$6,050

Net income per share — basic	$0.71	$0.62	$1.40	$1.06

Net income per share — diluted	$0.70	$0.62	$1.39	$1.05

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

Weighted average number of shares outstanding — basic	5,369	5,720	5,364	5,725

Weighted average number of shares outstanding — diluted	5,421	5,766	5,408	5,776

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently for the three month period and six month period ended June 30, 2006 net income increased by $6 and $21, respectively.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share data	2007	2006

ASSETS
Cash and cash equivalents	$23,529	$29,949
Accounts receivable, less allowances of $1,356 ($1,209 in 2006)	40,535	30,029
Inventories — net	47,948	40,415
Prepaids and other	7,545	5,032

TOTAL CURRENT ASSETS	119,557	105,425

Property and equipment — net	55,421	52,810
Deferred income taxes	4,112	5,145
Goodwill — net	4,876	2,166
Patents and other intangibles — net	2,385	2,546
Other assets	2,623	2,760

TOTAL ASSETS	$188,974	$170,852

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$4,256	$3,738
Current portion of long-term debt	1,795	2,157
Trade accounts payable	16,155	11,606
Accrued compensation and amounts withheld from employees	6,826	5,556
Accrued expenses and other liabilities	11,550	10,022

TOTAL CURRENT LIABILITIES	40,582	33,079

Long-term debt, less current portion	1,694	2,204
Other non-current liabilities and deferred income taxes	7,452	4,421

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,378,456 and 5,360,259 outstanding, net of 373,333 and 365,311 treasury shares at par, respectively	10,757	10,721
Paid in capital	2,370	1,562
Retained earnings	136,128	131,949
Accumulated other comprehensive loss	(10,009)	(13,084)

TOTAL SHAREHOLDERS’ EQUITY	139,246	131,148

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$188,974	$170,852

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently at December 31, 2006 retained earnings increased by $215, accrued expenses decreased by $326 and deferred income taxes decreased $111.